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EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     OMNICARE, INC. AND SUBSIDIARY COMPANIES
                                    UNAUDITED
                                 (in thousands)

                                          Three Months Ended    Nine Months Ended
                                            September 30,         September 30,
                                         -------------------   -------------------
                                           2004       2003       2004       2003
                                         --------   --------   --------   --------
Income before Income Taxes:              $ 89,430   $ 78,227   $285,313   $213,570
Add Fixed Charges:
   Interest Expense                        16,464     25,175     48,082     61,562
   Amortization of Debt Expense             1,118      1,141      3,455      3,085
   Interest Portion of Rent Expense         3,769      3,080     10,899      9,198
                                         --------   --------   --------   --------
      Adjusted Income                    $110,781   $107,623   $347,749   $287,415
                                         ========   ========   ========   ========

Fixed Charges:
   Interest Expense                      $ 16,464   $ 25,175   $ 48,082   $ 61,562
   Amortization of Debt Expense             1,118      1,141      3,455      3,085
   Interest Portion of Rent Expense         3,769      3,080     10,899      9,198
                                         --------   --------   --------   --------
      Fixed Charges                      $ 21,351   $ 29,396   $ 62,436   $ 73,845
                                         ========   ========   ========   ========
Ratio of Earnings to Fixed Charges (1)        5.2x       3.7x       5.6x       3.9x
                                         ========   ========   ========   ========

(1) The ratio of earnings to fixed charges has been computed by adding income before income taxes and fixed charges to derive adjusted income, and dividing adjusted income by fixed charges. Fixed charges consist of interest expense on debt (including the amortization of debt expense) and one-third (the proportion deemed representative of the interest portion) of rent expense.